                                                                       Ex. 10.51


                           JOINT OPERATING AGREEMENT



                                    between


          Frontier Poland Exploration and Producing Company Sp. z o.o.


                                      and


              RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie

                                     INDEX


ARTICLE                                                    PAGE
- -------                                                    ----

1.   Definitions                                              2
2    Participating Interests                                  5
3.   Operator                                                 5
4.   Change of Operator                                       8
5.   Work Programs and Budgets                                9
6.   Operating Committee                                     11
7.   Costs and Expenses                                      14
8.   Defaults                                                15
9.   Sole Risk Operations                                    17
10.  Disposition of Production                               22
11.  Withdrawal                                              23
12.  Assignment                                              24
13.  Laws and Arbitration                                    25
14.  Force Majeure                                           26
15.  Relationship of the Parties and Tax Provisions          26
16.  Insurance                                               27
17.  Litigation, Claims and Losses                           27
18.  Confidentiality                                         28
19.  Effective Date and Termination                          28
20.  Miscellaneous                                           29
21.  Notices                                                 29

EXHIBIT "A": THE ACCOUNTING PROCEDURE

SECTION

I    General                                                      1
II   Budget                                                       2
III  Procedures                                                   3
IV   Chargeable Costs and Expenditures                            6
V    Receipts                                                    10
VI   Materials                                                   10
VII  Reporting                                                   12
VIII Revision                                                    13

                           JOINT OPERATING AGREEMENT


THIS AGREEMENT ("JOA") is made effective as of the 16th day of April, 1996,

BETWEEN

     Frontier Poland Exploration and Producing Company, Sp. z o.o., being an affiliate (100 %) of Frontier Oil Exploration Company, Salt Lake City, Utah, USA, whose registered office is at Wal Miedzeszynski 646, 03-994 Warszawa/Poland (hereinafter sometimes referred to as "Frontier") and

     RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie, a German corporation having its principal place of business at Uberseering 40, 22297 Hamburg in Germany (or an affiliate of RWE-DEA to be established) (hereinafter called "RWE-DEA").

hereinafter collectively referred to as the "Parties".


WHEREAS:

a) Frontier was granted eleven concessions covering the oil and gas exploration and exploitation rights to the onshore portion of blocks 051, 052, 071, 072, 091, 092, 093, 111, 112, 113 and 073 (the "Concessions") in
     the northern baltic onshore region of the Republic of Poland pursuant to that certain Mining Usufruct Agreement dated the 22nd day of August, 1995, as amended by Amendment No. 1 (the "Usufruct Agreement") between Frontier and the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority;

b) Frontier and RWE-DEA have entered into a Farm-out Agreement dated April 16, 1996, in which a 50% interest in the Concessions was transferred to RWE-DEA pursuant to an Assignment Agreement of the same date which has to be approved by The State Treasury by December 31, 1996, with the Concessions now vested in Frontier and RWE-DEA, and the provisions of such Farm-out Agreement and Assignment Agreement, unless otherwise agreed therein, remaining in force through the duration of this JOA.

c) The Parties desire to carry out Joint Operations over and in connection with blocks covered by the Concessions and the Usufruct Agreement for their mutual benefit and in accordance with the Mining Laws of the Republic of Poland and other applicable rules and regulations.

Now, therefore, in consideration of the mutual covenants hereinafter contained and to carry out the above recited objectives, it has been agreed as follows:

ARTICLE 1-DEFINITIONS

Unless the context otherwise requires, the following definitions of certain terms used in this Operating Agreement shall apply:

1.1 Accounting Procedure - means the Accounting Procedure attached hereto as Exhibit A and by reference made a part hereof.

1.2 Accruals - means the difference in any period between costs and benefits computed on the Cash Basis and costs and benefits computed on the Accrual Basis.

1.3 Accrual Basis - means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the costs is incurred or the right to the benefit arises regardless of when invoiced, paid or received.

1.4 Advance - means each payment of cash in US Dollars required by Operator to be made by the Parties pursuant to a Cash Call.

1.5 AFE - means an authorization for expenditure furnished by the Operator pursuant to Article 5.2.

1.6  "Affiliate" of a Party - means:

     (a) a company in which such Party directly or indirectly holds more than fifty percent (50%) of the share capital or voting rights, or

     (b) a company holding directly or indirectly more than fifty percent (50%) of the share capital or voting rights in such Party, or

     (c) a company in which the share capital or voting rights are directly or indirectly and to the extent of more than fifty percent (50%) held by a company or companies holding directly or indirectly more than fifty percent (50%) of the share capital or voting rights in such Party.

1.7 Agreement - means this Agreement, any extension, renewal, substitution or modification hereof including the Exhibits attached hereto.

1.8 Area - means the area covered by this Agreement, consisting of the area covered by the Usufruct Agreement, being the onshore portions of blocks 051, 052, 071, 072, 091, 092, 093, 111, 112, 113 and 073 in the northern baltic onshore region of the Republic of Poland.

1.9 Barrel - means forty-two (42) United States gallons at sixty degrees Fahrenheit (60 degrees F) under one atmosphere of pressure.

1.10  Billing Schedule - has the meaning given to that expression in Section III
      2.1 of the Accounting Procedure.

1.11 Billing Statement - has the meaning given to that expression in Section III 2.1 of the Accounting Procedure.

1.12  Budget - means any budget in relation to the work program referred to in
      Article 5.1 insofar as applicable to the Area or any part thereof.

1.13 Cash Basis - means that basis of accounting under which only costs actually paid in cash and Receipts actually received are included for any period.

1.14 Cash Call - means any request for payment of cash, made in writing by Operator to the Parties. The Cash Call will be based on Operator's most accurate estimate of the total cash requirements stated in US Dollars, to meet the net payments (being payments less Receipts) for the Joint Account during a Month.

1.15 Commercial Production - means production output from a well, determined after production tests of a reasonable duration, of such quantity of Petroleum at such test pressures as, considering the cost of drilling and completing and equipping the well for production and the cost of operating the well, and the price, kind and quality of such production and other relevant factors, would economically warrant the continued exploitation of the reservoir from which such Petroleum was obtained.

1.16 Controllable Material - means material which the Operator subjects to record control and inventory. A list of types of such material shall be furnished to Non-Operators upon request.

1.17 Crude Oil - means all Petroleum which is in a liquid state at the wellhead and all Petroleum in a liquid state which is obtained by separation or extraction, including distillate and condensate.

1.18  Day - means calendar day.

1.19 Development Well - means any well which is drilled with the intention of Commercial Production and depletion of a known Petroleum bearing reservoir or with the intention of injecting gas or liquid substances into that reservoir to enhance the recovery of Petroleum from that reservoir.

1.20  Exploratory Well - means any well other than a Development Well.

1.21 Joint Account - means the account on an Accrual Basis maintained by the Operator showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties as provided herein.

1.22 Joint Operations - means all reconnaissance, exploration, development, producing, transportation, plant operations or other activities carried out by or on behalf of all the Parties, as either hereinafter defined or contemplated by this Agreement.

1.23 Joint Property - means all materials, equipment and plant acquired and owned by the Parties hereunder for the purpose of Joint Operations.

1.24 License - means any Exploration Concession or Exploitation Concession held by or for the benefit of the Parties under this Agreement in connection with the Joint Operations within the Area.

1.25 Material - means joint equipment, supplies and tangible personal property acquired or held for the Joint Operations.

1.26  Month - means calendar month.

1.27 Natural Gas - means all Petroleum other than Crude Oil but excluding sulfur and nitrogen.

1.28 Non-Operator(s) - means the Party(ies) to this Agreement other than the Operator, its (their) legal successor(s) and assign(s).

1.29  Operating Committee - means the committee as defined in Article 6.1.

1.30 Operating Costs - means expenditures made in performing obligations and liabilities incurred by the Parties in carrying out Petroleum operations pursuant to this Agreement, and shall be determined as provided herein and in the Accounting Procedure.

1.31 Operator - means the Party designated as Operator pursuant to Article 3 or 4.

1.32 Participating Interest - means for each of the Parties the undivided percentage interest share from time to time held by it under this Agreement and in any License held by or for the benefit of the Parties under this Agreement.

1.33 Party - means a party to this Agreement and any person or legal entity becoming a party hereto by virtue of a transfer of all or any portion of a Participating Interest in accordance with the terms hereof.

1.34 Petroleum - means all hydrocarbons existing in natural condition in the strata as well as other substances which are in combination, suspension or mixture, including sulphur, nitrogen and carbon dioxide but excluding basic sediments and water produced in association with such hydrocarbons, that may be found in and produced, or otherwise obtained and saved from the Area or part thereof.

1.35 Quarter - means a period of three Months ending on 31st March, 30th June, 30th September, or 31st December in any Year.

1.36  Receipts - means the items listed in Section V of the Accounting
      Procedure.

1.37 Working Days - means every Day excluding Saturday and Sunday and public holidays in the Republic of Poland.

1.38  Year - means calendar year.

Reference to an Article will be a reference to an Article of this Agreement and reference to a Section will be a reference to a Section of the Accounting Procedure unless the context otherwise provides.

ARTICLE 2 - PARTICIPATING INTERESTS

2.1  The Participating Interests are as follows:

            Frontier  50%
            RWE-DEA   50%

2.2 In the event a Party shall surrender or assign all or part of its Participating Interest in accordance with the provisions of this Agreement, the Participating Interests of the Parties shall be revised accordingly,

2.3 The Participating Interests shall be subject to a proportionate reduction as may be necessary in the event of state participation in the Area or any part thereof.


ARTICLE 3 - OPERATOR

3.1 Frontier is hereby designated and agrees to act as the Operator under this Agreement.

3.2 In the conduct of Joint Operations, the Operator shall carry out the operations in accordance with the terms and conditions of this Agreement, the License(s) and all applicable laws and regulations. The Operator shall not be liable to any Party for any damage or loss resulting from operations conducted hereunder unless such damage or loss results from its gross negligence or willful misconduct and provided that in no case shall the Operator be liable to any Party for any consequential damage or loss including but not limited to inability to produce, transport or process hydrocarbons, loss or deferment of revenue, production, profit or anticipated profit. The expression "gross negligence" shall mean any act or failure to act by the Operator which was grossly careless as to, or in reckless disregard of, or wanton indifference to the harmful consequences which the Operator knew or should have known such act or failure to act would have on the safety or property of others but shall be deemed not to include any omissions, errors or mistakes made by any officer, director or employee of the Operator in the exercise in good faith of its duties or any authority or discretion conferred upon the Operator under this Agreement.

3.3 The Operator shall have custody of all Joint Property acquired and owned by the Parties for the purposes of Joint Operations. Subject to Article 3.5 the Operator shall have the right to freely choose and use contractors in the performance of its obligations hereunder and to negotiate the terms and conditions of all agreements with such contractors; however, nothing contained in such agreements shall relieve the Operator of its responsibilities hereunder. It is the intent of the Parties that the Operator shall neither lose nor profit by reason of such duties and responsibilities as Operator.

3.4 Subject to the other provisions hereof, and to the extent permissible by applicable law, the Operator may, in its own name and in respect of Joint Operations, purchase, lease, otherwise acquire, construct, maintain and operate for the Joint Account of the Parties such rights, titles, interests, estates and easements in and to all services and other facilities reasonably required hereunder, including but not limited to buildings, camps, warehouses, wharves, docks, pipelines, submarine loading lines and other ship loading facilities, and radio, telegraph and other transportation and communication facilities.

3.5 Subject to operational limitations and excluding the circumstances referred to in Article 5.4, the Operator shall solicit competitive bids from at least three contractors, if available, for all contracts relating to the Area which are anticipated to require payments in excess of Two Hundred Fifty Thousand US Dollars (US $250,000). Such amount shall be subject to annual review. Operator shall select the contractor which in its good faith judgment offers the most favorable terms under the circumstances. Such decision shall be properly documented.

3.6 The Operator shall have all of the rights, powers, privileges, obligations and liabilities herein provided with respect to Joint Operations to be carried out by it, it being agreed that the Operator shall be required to carry out Joint Operations only if and to the extent a work program and Budget are approved by the Operating Committee and all corresponding funds are received by it. The Operator may choose to continue Joint Operations on the basis of the previous years work program and Budget where the Parties fail to approve a work program and Budget in accordance with Article 5.1.

3.7 In conducting Joint Operations hereunder, the Operator shall be subject to decisions made by the Operating Committee and shall:

     (a) conduct such operations in accordance with the approved work programs and Budgets, or amendments thereto, and in conformity with practices generally accepted in the international petroleum industry as good, safe, economical and efficient;

     (b)  consult freely with Non-Operator(s) concerning operations and keep it
          (them) currently advised of all important matters arising in connection therewith;

     (c) keep true and correct books, accounts and records for the Joint Operations conducted by the Operator, in accordance with generally accepted accounting practice in the oil industry;

     (d) furnish to Non-Operator(s) monthly statements of Petroleum obtained and saved, maintain production records, well and reservoir data, field reserves and rate of production studies and the like that will reflect a thorough and accurate history of the Joint Operations together with such additional records and data as from time to time may be specified by the Operating Committee;

     (e) notify Non-Operator(s) immediately upon the establishment of each well location and of the date of commencement of actual drilling. Non-Operator(s) and its (their) duly authorized representative(s) at all times, but at its (their) own cost and risk, and subject to its (their) compliance with the Operator's safety regulations, shall have access to the derrick floor and all other facilities to observe all operations conducted hereunder. The Operator will supply to (each of the) Non-Operator(s) in a usable format, (a) all final migrated and filtered seismic data in current oil industry standard digital format and on current oil industry standard medium as specified by Non-Operator(s), well reports, logs, test results, daily drilling reports, maps, interpretations and other significant information and data; (b) copies of any reports furnished by the Operator to the Government relating to Petroleum operations; (c) such additional reports as may be determined by the Operating Committee from time to time; and (d) such additional reports for a Non-Operator as it may reasonably require. The Operator will be required at the request of a Non-Operator to furnish (i) additional, more basic seismic data than under
          (a) above, and (ii) additional reports under (d), above, only if the Non-Operator requesting the reports pays the costs of preparation and such preparation will not unduly burden Operators administrative or technical personnel;

     (f) during the development stage, supply Non-Operator(s) with a monthly operational report giving relevant details of construction projects included in the work program.

     (g) keep available in Poland, for examination by the Non-Operator(s), marked, sacked samples of all formations encountered until such time as the Operating Committee shall decide otherwise;

     (h) notify Non-Operator(s) 48 hours prior to the testing or abandonment of a well.

3.8 The Operator may, with the prior approval of the Operating Committee, exchange any such information or data acquired in the course of operations conducted by it for other similar information or data provided that all Parties are furnished with copies of the information and data so received which shall be subject to the obligations of confidentiality imposed by
     Article 18. No Party shall unreasonably withhold or delay its approval to the exchange. If the sole reason for such refusal is that the Party already had such data or information to be received in exchange this shall be deemed to be an unreasonable withholding.

3.9 The number of employees, the selection of such employees, the hours of labor and the compensation for services to be paid any and all employees in connection with Joint Operations hereunder shall be determined by the Operator. All employees and contractors used by the Operator in conducting Joint Operations hereunder shall be employees and contractors of the Operator, and not the employees or contractors of Non-Operator(s).

3.10 The Operator shall represent the Parties before the Government of the Republic of Poland with respect to all matters which arise under the License. The Operator shall keep the other Party(ies) advised of any important negotiations with the competent officials of the Government and agencies thereof concerning the License. Subject to Article 7.5, the Operator shall prepare, file and otherwise handle all reports, applications, and similar documents which may be required under the License or by applicable law or regulation. Nothing set forth in this Article 3.10 shall prevent any Party from representing itself before the Government with respect to matters which relate exclusively to its own Participating Interest.

3.11 Subject to Article 3.12, the Operator shall prepare and release all public announcements and statements regarding this Agreement or the Joint Operations, provided always that no such public announcement or statement shall be issued or made except in the case of an emergency unless prior thereto (all) the Non-Operator(s) has (have) been furnished with a copy thereof and the approval of the Non-Operators has been obtained. Notwithstanding the foregoing the Operator shall be entitled to respond to unsolicited press enquiries.

3.12 If any Party shall itself wish to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior thereto it furnishes the other Party(ies) with a copy of such announcement or statement and obtains the approval of the other Parties provided that no Party or any Affiliate of such Party shall be prohibited from issuing or making any such public announcement or statement without such approval if it is obligated by law or the requirements of a recognized stock exchange to do so.


ARTICLE 4 - CHANGE OF OPERATOR

4.1 The Operator shall have the right to resign at any time by giving notice of such resignation to the other Party(ies).

4.2 The Operator shall be automatically removed (i) in the event it is adjudicated bankrupt or the subject of receivership, or (ii) upon the (unanimous) vote of the (all) Non-Operator(s) if it sells, conveys or otherwise transfers, other than to an Affiliate, such part of the entire Participating Interest held by it on the date of this Agreement that the Participating Interest retained by it thereafter is 15.00 percent or less. Notice of such sale, conveyance or transfer will be given to the Non-Operator(s) in writing as far in advance of the effective date thereof as practicable in order that the successor Operator may assume its responsibilities in an orderly fashion with a minimum of inconvenience to all Parties. No such transfer will include or transfer the right to be an Operator to the successor in interest of the Operator.

4.3 Should the Operator fail to comply with any material or substantial obligation imposed upon it under this Agreement in respect of a License and if such failure should continue for a period of sixty (60) Days or more after written notice of a Non-Operator to remedy such failure, then the Operator may be removed in respect of such License by the unanimous vote of all Non-Operators, excluding any Affiliate of the Operator. Notwithstanding the forgoing, as long as there is only one Non-Operator, the question whether the Operator has failed to comply with any material or substantial obligation imposed upon it under this Agreement will not be voted upon but may be submitted to arbitration in accordance with Article 13. The decision of the arbitrators in that situation shall have equal force as the unanimous vote of all Non-Operators in situations where there is more than one Non-Operator.

4.4 The resignation or removal of an Operator shall be effective on the first day of the month following one hundred eighty (180) Days after a) the date notice of resignation is given, b) the date one of the events specified in
     Article 4.2 occurs, or c) the date the Operating Committee votes for removal pursuant to this Article 4; provided, however, that (1) the removed or resigning Operator and the successor Operator may agree upon an earlier date, (2) the removal shall be effective immediately if the Operator is adjudicated bankrupt or is the subject of receivership. On the effective date of a change of Operator, the resigning or removed Operator shall deliver into the custody of the successor Operator all Joint Property, supplies, data, Petroleum stocks and other Joint Account assets held by it. The Parties shall arrange for a joint audit of the Joint Account pertaining to Joint Operations together with a joint inventory of all Joint Property, supplies, data, Petroleum stocks and other Joint Account assets acquired by the resigning or removed Operator, such inventory to be used in the return of and accounting for said assets by the resigning and removed Operator. The costs resulting from a change of Operator including the joint audit shall be for the Joint Account.

4.5 The Operator shall not be relieved by resignation or removal from liability for any act or failure by it as Operator for which it is liable under this Agreement and which occurs prior to the effective date of such resignation or removal.


ARTICLE 5 - WORK PROGRAMS AND BUDGETS

5.1 On or before October 15th of each Year the Operator shall furnish to the Non-Operator(s) a proposed work program and related Budget covering Joint Operations to be conducted during the ensuing Year. No sooner than thirty
     (30) Days and no later than sixty (60) Days after the Operator has submitted proposed work program(s) and Budget(s), the Operating Committee shall meet for the purpose of reviewing, and if necessary revising, and approving such proposed work program(s) and Budget(s). However, if the circumstances make a meeting of the Operating Committee redundant, no meeting will be held for the purpose of reviewing, revising and approving such proposed work program(s) and Budget(s) if the Operator proposes to the Parties that they cast their votes in writing, unless any Party, within seven (7) Days after receipt of the Operator's proposal requests that such a meeting be held. When no meeting has been requested each Party shall be required to cast its vote within thirty (30) Days after the proposals have been received. All work programs and Budgets and amendments or revisions thereof shall be stated in US Dollars. Ongoing operations, which are a continuation of operations undertaken under previously approved budget(s) and which the Operator, in view of commitments undertaken by it, cannot reasonably be expected to terminate forthwith, and expenditures necessary to maintain the License(s) shall be paid for by the Parties notwithstanding their failure to approve the proposed work program(s) and related Budget(s).

5.2 Except as provided in Article 5.4 the Operator shall, before entering into any capital commitment or incurring any expenditure contemplated by Article
     3.5 in excess of Two Hundred Fifty Thousand US Dollars (US $250,000) under an approved work program and Budget, submit to the Non-Operator(s) an AFE therefor, together with cost breakdowns of the items that are included in such AFE. Such amount shall be subject to annual review. To the extent that the AFE is approved the Operator shall be authorized and obliged to proceed with such commitment or expenditure. In cases where no AFE is required the approval of the work program and Budget shall constitute the necessary authority to the Operator to proceed with such commitment or expenditure. The Operator shall request approval of an AFE at a time when the main details of the relevant commitment or expenditure can be ascertained but consistent with giving the Non-Operators twenty-eight (28) Days advance notice of the date by which approval is required.

     Failure of the (any) Non-Operator to vote on an AFE within 28 Days of its submission shall be deemed approval of the AFE. An AFE shall be deemed approved by the Operating Committee if it receives the approval (or deemed approval) of the Parties whose affirmative votes would have constituted approval at a meeting of the Operating Committee duly held for that purpose.

     In circumstances beyond its control the Operator may reduce the period of twenty-eight (28) Days advance notice to such period as may be reasonable and when a rig is on location, to forty-eight (48) hours. The Operator will inform the Non-Operator(s) of that shorter period and the reason therefor when it submits the AFE. Subject to Article 5.4 the Operator may over expend an approved AFE by a maximum of the lesser of Two Hundred Fifty Thousand US Dollars (US $250,000) (subject to review) or 10% with no approval by the Operating Committee. If it becomes apparent that commitments or expenditures approved under an AFE will exceed such AFE by the lesser of 10% or Two Hundred Fifty Thousand US Dollars US $250,000), Operator shall immediately notify the Operating Committee and shall without delay prepare a supplemental AFE giving the reasons for the increased costs and shall request approval of the supplemental AFE. Operator shall not enter into any new commitment in relation to such AFE until the supplemental AFE has been approved by the Operating Committee.

5.3 Where AFE approval is not required in relation to any item of expenditure within an approved work program and Budget, the Operator shall not be required to obtain any further approval in respect of over expenditures up to 10% of such authorized expenditure; provided, however, that the foregoing shall not authorize the Operator to over expend the total amount of all budget funds by more than ten percent (10%) and provided that, if the over expenditures result in an item of expenditure to exceed Two Hundred Fifty Thousand US Dollars (US $250,000), the Operator shall immediately notify the Operating Committee and shall without delay prepare an AFE giving the reasons for the increased costs and shall request approval of the AFE to the extent such item of expenditure is estimated to exceed Two Hundred Fifty Thousand US Dollars (US $250,000) before any further over expenditure can be made. After such approval the Operator may again make over expenditures of up to 10% of any authorized expenditure before, in the event such over expenditure results in an item of expenditure to exceed Two Hundred Fifty Thousand US Dollars (US $250,000), notifying the Operating Committee, preparing an AFE and requesting approval of the AFE to the extent such item of expenditure is estimated to exceed Two Hundred Fifty Thousand US Dollars (US $250,000).

5.4 In the event of any emergency, the Operator shall take such action and make such expenditures for the Joint Account as may be necessary and proper in its judgment for the protection of life and property, and shall promptly notify Non-Operator(s) of the particulars of such emergency, the estimated cost and the action taken.

5.5 Operator shall only charge to the Joint Account any expenditures included in an approved Budget, covered by an AFE, permitted by this Agreement or Exhibit A or otherwise agreed by the Parties.

ARTICLE 6 - OPERATING COMMITTEE

6.1 Within fifteen (15) Days after the date of this Agreement each Party shall advise (each of) the other Party(ies) of the names and addresses of its representative and alternate representative who shall represent such Party and be authorized to bind such Party with respect to operations conducted hereunder, which representatives shall constitute the Operating Committee.

     Each alternate representative shall be entitled to attend all meetings of the Operating Committee, but shall have no binding authority except in the absence or disability of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party shall also be free to bring to all such meetings, advisers (who shall have no power to bind their respective Parties) as it may deem appropriate. Each Party shall have the right to change the representative or the alternate representative by written notice specifying the effective date of such change. In the event both the representative and alternate representative of a Party are unable to attend a meeting of the Operating Committee, then that Party may designate a proxy by written notice who shall have binding authority. No person who is a representative or alternate representative or proxy of a Party may act as a representative or alternate representative of another Party.

6.2.1 The following are matters to be decided by the Operating Committee:

      (a)  work program and related Budgets and amendments thereto;

      (b) location, depth, plugging back, deepening to another objective and side-tracking to a new bottom hole location of jointly-owned wells (but sole risk Wells shall be subject to the provisions of Article 9);

     (c)  abandonment of a well;

     (d)  application for a Production Licence;

     (e)  areas required to be relinquished by the terms of the Licence;

     (f)  extension or renewal of a Licence;

     (g)  establishing of field spacing patterns;

     (h) such other matters not mentioned in this Article 6.2.1 as may be referred to the Operating Committee by any Party.

6.2.2 Notwithstanding the forgoing,

      (a) If, in order to meet the working obligations accepted by the Parties in relation to the Licence, the drilling of a well or a number of wells is required within a particular period or periods, such well or wells shall be drilled within such period or periods (unless the Parties otherwise unanimously determine or unless relief from the obligations is sought and obtained from the appropriate Governmental authorities), and the cost of such well or wells shall be borne by the Parties in accordance with their respective Percentage Interests. The precise location and the time at which each such well is to be drilled shall be determined by a vote of the Operating Committee in accordance with the provisions of Article 6.3. If the Operating Committee has not in relation to any such well approved a work program and Budget (including the location of such well) by a date which is twelve (12) months prior to the expiration of the applicable period for the drilling thereof, any Party(ies) may propose to the other Party(ies) a work program and Budget for such drilling setting forth the work to be performed including the costs thereof. A meeting of the Operating Committee to discuss the proposed work program and Budget shall be held within thirty (30) Days after such proposal (or in the event of more than one proposal the first proposal).

      If there is only one proposal such proposal shall be adopted unless (all) the Party(ies) other than the proposer votes (vote) against it. In this event, the Operator shall, within seven (7) Days of the date of such rejection, submit a new proposal for the consideration of the Operating Committee. If there are two proposals and neither is approved unanimously, the proposal receiving the highest Participating Interest vote shall be adopted. If there are three or more proposals, the two proposals receiving the highest Participating Interest vote shall be put to a vote a second time whereupon the proposal receiving the higher Participating Interest vote shall be adopted.

      (b) In the event that the Operating Committee, having considered the matter, has failed to approve by the requisite vote the area to be included in any partial relinquishment required by a License by a date which is thirty (30) Days prior to the date on which notice of relinquishment must be given, the Operator shall convene a meeting of the Operating Committee and if the Operating Committee shall again fail to approve by the requisite vote the area to be relinquished, the Operator's proposal shall be adopted.

6.3 The matters referred to in Article 6.2.1 shall be submitted to the Operating Committee for approval and such submission may be made at any meeting called under the provisions of this Article 6. In the event that the Parties cannot reach unanimous agreement, such determination shall, except where otherwise provided in this Agreement, be made by two (2) Non-Affiliated Parties not being in default and holding not less than sixty-one percent (61%) of the Participating Interests not being in default. Decisions so taken shall be binding on all the Parties hereto. Notwithstanding the foregoing, (i) voluntary relinquishments or the voluntary termination of a License(s), (ii) unitization with another Block,
     (iii) the addition of additional Areas, and (iv) the location and drilling of Exploratory Wells shall require the unanimous agreement of all the Parties provided that the decision on the location and drilling of Exploratory Wells shall be subject to the provisions of Article 9 and
     Article 6.2.2. For the purpose of this Article, if a decision is taken to apply for a Production License covering part of the Area, (for which, as long as there are only two Parties, the vote of only one Party will suffice), any Party which did not vote in favor of such decision may, by notice given to (all) the other Party(ies) within fourteen (14) Days after the date on which such decision was taken, elect not to participate in such application and in such event the Party (or Parties) giving such notice shall as from the date of the notice have no interest in the application or in any Production License granted pursuant thereto and no liability for any cost and expenses related thereto or to the development of the area covered by the Production License. In the event a Party elects not to participate in the application for a Production License, it shall nonetheless take such steps and do such things as are necessary to enable the other Party(ies) to obtain such Production License. Likewise if, after a Production License has been granted, a decision is taken by the Operating Committee to develop a discovery made under this Agreement in the area of such Production License but other than the discovery which resulted in the Production License application, then any Party which did not vote in favor of such decision may, by notice given to (all) the other Party(ies) within fourteen (14) Days after the date on which such decision was taken, elect not to participate in such development and in such event the Party(ies) giving such notice shall as from the date of the notice have no interest in the development and no liability for any cost and expenses related thereto. However, the liabilities of such Party(ies) shall continue as to all costs incurred for any well or reconnaissance or geophysical operation then in progress in which such Party agreed to participate and as to all accrued obligations and liabilities.

6.4.1 In addition to the annual meeting to be held for the purpose of approving work programs and Budgets as provided in Article 5.1, the Operator may call a meeting of the Operating Committee at any time it shall deem appropriate and shall also do so upon the request of any Party.

6.4.2 No meeting may be called on less than ten (10) Days' advance written or facsimile notice by the Operator, unless all the Parties otherwise agree. Notwithstanding the foregoing, ten (10)

     Days' notice for meetings shall not be required if the matter requiring a decision is one of utmost urgency. In such cases, subject to Article 6.5, the Operator shall have the right and the obligation upon request of the other Party (any two Parties), to call a meeting of the Operating Committee on seventy-two (72) hours' notice. The Operator shall specify in the notice the purpose for which an Operating Committee meeting is to be held and shall include with the notice an agenda for the meeting. Except in a case where only seventy-two (72) hours' notice of a meeting is required, within five (5) Days after receipt of an agenda, any Party may specify additions thereto by written notice to the other Party(ies). Any matter not on the agenda for an Operating Committee meeting may be considered at such meeting only upon unanimous consent of all the Parties. Unless otherwise agreed by all the Parties, Operating Committee meetings shall be held in Poland at the offices of the Operator. Minutes of each meeting shall be prepared by the Operator and these minutes will record decisions taken by the Operating Committee. The Operator shall make copies of such minutes available to the other Party(ies) within thirty (30) Days after the meeting. A Party who has objections to the minutes should specify the details to which it objects. Failure by any Party to make written objection to such minutes within thirty (30) Days after receipt thereof shall be deemed to constitute concurrence with such minutes.

6.5 Notwithstanding the provisions of Article 6.3 and without prejudice to the provisions of Article 5.1 the Parties may vote on and determine in writing any proposal which is submitted to them in writing (including facsimile, telegram or cable) and which they could validly determine at a meeting if duly held for that purpose unless any Party within three (3) Working Days after the proposal is received by the Parties instead of voting on the proposal requests a meeting to discuss the matter as provided in Article
     6.4.2. When no such meeting has been requested each Party shall be required to cast its vote within fourteen (14) Days after the proposal is received. Notwithstanding the foregoing, where the Parties are requested to vote on and determine in writing any proposal relating to the deepening, plugging back, side tracking, testing or abandonment of a well on which drilling equipment is then located, no Party shall be entitled to request a meeting to discuss the matter and the Parties shall cast their votes by facsimile, telegram or cable within forty-eight (48) hours after receipt of the proposal. Failure to vote on any proposal within the required time limit shall be deemed to constitute approval of such proposal. The Operator will give prompt notice to the other Party(ies) of the results of any such voting.


ARTICLE 7 - COSTS AND EXPENSES

7.1 The Operator will pay, on behalf of the Parties, all costs and expenses incurred in Joint Operations pursuant to Article 5 and Non-Operator(s) will bear its (their) (respective) Participating Interest share(s) thereof in accordance with the Accounting Procedure,

7.2 The Operator, at its option, shall have the right from time to time to demand and receive from the Non-Operator(s) payment in advance of its (their respective) share(s) of the estimated amount of costs to be paid in carrying out Joint Operations, as set out in the Accounting Procedure. Such right may be exercised only by Operator's submission to the

     Non-Operator(s) of a statement of such estimated costs to be paid, based on an approved Budget for that period, together with an invoice for its (their respective) share(s) thereof.

7.3 The Operator shall keep its records of costs, expenses, credits and other items relating to the Joint Account in US Dollars and will furnish monthly statements and billings to Non-Operator(s) in US Dollars, and Non-Operator(s) shall pay billings and Cash Calls, all in accordance with the provisions of the Accounting Procedure.

7.4 Any expenditures by the Operator in currency or currencies other than US Dollars and not reimbursed by Non-Operator(s) in the same currency, shall be charged in terms of US Dollars at actual cost and in accordance with the currency translation procedures set out in the said Accounting Procedure. Any estimates required by the provisions of Article 7.2 hereof or by any other provision of this Agreement, or of the Accounting Procedure, shall be on the basis of US Dollars in accordance with the said currency translation procedure as of the date of such estimate, subject to proper adjustment after the estimated expenditures have been made. It is the intention of the Parties that the Operator will neither enjoy gain nor suffer loss on the exchange of currencies.

7.5 The Operator shall pay to the appropriate agency or political subdivision of the Government of the Republic of Poland all rentals and taxes (other than taxes or other levies measured by the capital or income of a Party, or imposed on a Party's share of production, which shall be paid promptly by such Party) that are payable as a result of or in connection with operations in the Area promptly as and when the same become due and payable.

7.6 Operating Costs shall include all direct and indirect costs and expenses paid by the Operator in the performance of its obligations under this Agreement (except taxes or other levies measured by the capital or income of a Party, or imposed on a Party's share of production) and, subject to the provisions of Article 9 and the Accounting Procedure, such Operating Costs shall be borne by the Parties in proportion to their respective Participating Interests. Without limiting the generality of the foregoing, such costs and expenses shall include all sums paid in Joint Operations, and shall be charged in accordance with the provisions of the Accounting Procedure.

7.7 Royalty on production owned, lifted and taken by each of the Parties that is payable in kind, if any, will be delivered by each of the said Parties to the appropriate agency of the Government of the Republic of Poland, such delivery to be made within the time limits and in the manner prescribed in the License.

7.8 Each Party shall be separately responsible for any taxes attributable to its share of production or taxes or other levies measured by the income or capital of such Party.

7.9 In the event of any conflict between the provisions contained herein and those contained in the Accounting Procedure, the provisions hereof shall govern to the extent of such conflict.

ARTICLE 8 - DEFAULTS

8.1 If a Party (hereinafter referred to as "the Defaulting Party"), fails to advance to the Operator its share of estimated expenditures on or before the due date thereof pursuant to the Accounting Procedure, or fails to pay its share of costs and expenses due and payable under the Accounting Procedure or take such other actions as may be required under the Accounting Procedure to ensure that its share of costs and expenses are paid, the Operator shall notify such Defaulting Party by facsimile that it is in default. Such notice shall contain a statement of amounts owed by such Defaulting Party (and copies shall be sent by facsimile to the other Party(ies) hereinafter referred to as "the Non-Defaulting Party(ies)") to acquaint it (them) with the facts concerning such default); provided, however, that should some or all of said expenditures be in bona fide dispute, the provisions herein shall not apply to the amount in dispute.

8.2 In the event of such default occurring, the Defaulting Party shall be deemed to have irrevocably authorized the Operator to receive while such default continues the sales consideration of the production accruing to the Defaulting Party and use the net proceeds of such disposal to discharge the default. Such rights shall be exercisable entirely at the discretion of the Operator. This right shall be in addition to all other rights which the Operator (and the Non-Defaulting Party(ies)) may have against the Defaulting Party.

8.3 In the event the Defaulting Party has failed to remedy such default within fifteen (15) Days after notice as aforesaid, the Non-Defaulting Party(ies) shall pay the amounts in default as called by the Operator reduced by any sums previously received by the Operator by virtue of the right granted to it by Article 8.2. Such amounts shall be paid by the Non-Defaulting Party(ies) within ten (10) Days of receipt of such call, (in proportion to their respective Participating Interests). Thereafter, without prejudice to the obligations of the Defaulting Party, the Non-Defaulting Party(ies) shall pay in full the Defaulting Party's share of all subsequent Cash Calls until the default is remedied or until forfeiture occurs as provided in
     Article 8.4 or until repayment by the Defaulting Party as provided hereunder.

     The Defaulting Party shall have the right to remedy the default prior to forfeiture as provided in Article 8.4. A default shall not be considered to have been remedied prior to the time payment is made to (each) Non-Defaulting Party of the sums paid by such Party pursuant to this Article 8.3, together with interest thereon at LIBOR plus five (5) percentage points per annum compounded monthly.

     The Non-Defaulting Party(ies) shall be subrogated, in proportion to its (their) Participating Interest(s), to all of the Operator's rights of collection as herein provided, from the Defaulting Party. The failure of any Party to make good its share of the default of another Party which it has agreed to bear, as herein required, shall itself constitute a default of the Party so failing.

8.4  If the default by a Defaulting Party is not remedied on or before sixty
     (60) Days following notice by facsimile, as aforesaid, the Defaulting Party shall automatically be deemed to have elected to withdraw from this Agreement and forfeit all rights hereunder and in the Area, including Petroleum production, effective as of the end of said sixty (60) Day period;

     provided, however, that the Defaulting Party shall to the extent of its Participating Interest be liable for and hold the other Party(ies) harmless against all claims, costs and obligations arising prior to such date, including obligations under the License, obligations under work programs approved by the Operating Committee and the costs of abandonment and removal of existing facilities. The Non-Defaulting Party(ies) shall have the option to acquire, free of charge and free of all liens and encumbrances (except those arising in favor of the other Non-Defaulting Party(ies) pursuant to such default), on written notice to Defaulting Party within thirty (30) Days after the end of such sixty (60) Day period, (a pro rata share of) all Defaulting Party's rights and interests in the wells, all production therefrom, equipment, platforms, plant and other facilities acquired for the Joint Account (in the same ratio or proportion that the sums paid by such Non-Defaulting Party pursuant to Article 8.3 bear to the total sum paid by all Non-Defaulting Parties). The Defaulting Party, subject to consent of the relevant authorities, agrees on demand to execute and deliver to the Non-Defaulting Party(ies) an assignment of the same proportionate share of Defaulting Party's interest in the License and in the event of failure by Defaulting Party to do so the Operator giving notice of default is hereby irrevocably appointed attorney-in-fact by the Defaulting Party to execute and deliver such assignment to the Non-Defaulting Party(ies). Any acquisition hereunder by Non-Defaulting Party(ies) shall be without prejudice to rights and remedies that may be available to such Non-Defaulting Party(ies). If the Non-Defaulting Party(ies) have not elected by the end of the said period to acquire all of the Defaulting Party's Participating Interest, no assignment of the Defaulting Party's Participating Interest shall be made and, without prejudice to any other legal remedies and rights available to the Non-Defaulting Parties, Joint Operations hereunder shall thereupon be abandoned at the earliest possible date and each Party, including the Defaulting Party, shall pay its Participating Interest share of all costs of abandoning the Joint Operations.

8.5 The Parties shall draw up and sign such documents and take such other steps as to further ensure the observance and performance of this Article 8 in accordance with its objectives in case it should have to be applied.


ARTICLE 9 - SOLE RISK OPERATIONS

9.1 There shall be no sole risk operations between the date of this Agreement and fulfillment of the drilling obligations of RWE-DEA under the Farm-Out unless such sole risk operations are for the deepening of the Exploratory Well. There shall be no more than two (2) sole risk Exploratory Wells and no more than four (4) sole risk Development Wells drilled under this Agreement by any Party in any single calendar year.

9.2 If the Operating Committee upon consideration in accordance with Article 6 hereof fails to approve the drilling, test programs, completing and equipping for production, deepening, sidetracking, plugging back or reworking (hereinafter referred to together with ancillary operations as "Drilling") in the Area of any particular well proposed by a Party(ies) (hereinafter referred to as the "Drilling Party", (whether one or more)), the Drilling Party may then elect to give to the other Party(ies) (hereinafter referred to as "the Non-Drilling Party", whether one or more) written notice stating the location, the Drilling to be conducted, the objective depth or formation and whether such well is to be drilled as a sole risk Exploratory Well or sole risk Development Well.

9.3 The written notice by the Drilling Party specified in Article 9.2 must be given within three (3) Months after the Operating Committee failed to approve the Drilling in order for this Article 9 to be applicable. The Operator, within thirty (30) Days after receipt of said notice, shall notify the Party(ies) of the estimate of the costs and expenses which will be incurred in connection with the desired Drilling including the costs and expenses required for completing, testing and equipping or abandoning said well.

9.4 If the Drilling Party's notice covers operations for deepening, sidetracking, plugging back, testing or reworking of a well on which drilling equipment is then located, the Operator's cost estimate must be furnished by facsimile within forty-eight (48) hours after receipt of the Drilling Party's notice and Non-Drilling Party(ies) must respond by facsimile to the Operator's notice within forty-eight (48) hours after receipt of the Operator's estimate. In these circumstances, the Drilling Party solely shall bear all cost and expense of any standby charges and costs and expenses due to delaying operations in order to give and receive the foregoing notices,

9.5 The Non-Drilling Party may elect to join in the Drilling proposed by the Drilling Party by notifying the other Party(ies) of such Party's election to do so within thirty (30) Days after receipt of the Operator's cost estimate if drilling equipment is not located on such well or within forty-eight (48) hours after receipt of the Operator's estimate if drilling equipment is then located on such well. In such case the (each) Party so electing to join shall also be considered a Drilling Party, and the costs and expenses of any standby charges and of Drilling and the recovery of Recoupment Premiums as provided herein shall be shared by all Drilling Parties in the ratio of their respective Participating Interests.

     If Drilling has not been commenced within one hundred and eighty (180) Days of receipt of the Operator's estimate, the right to conduct the Drilling shall lapse, but may be revived by the giving of a new notice, in which case the procedure set out in this Article 9 shall apply.

9.6  Notwithstanding any of the foregoing:

     9.6.1 If in the reasonable judgment of the Operator there is a substantial risk that the proposed Drilling would appreciably impair the present or potential future production from an existing well which is then producing or capable of producing or would otherwise unreasonably interfere with Joint Operations or would fail to conform to the principles of good industry practice, the Operator shall within fourteen (14) Days of receipt of the Drilling Party's notice (or forty-eight (48) hours if drilling equipment is then located on such well) so advise the other Party(ies) stating the reasons substantiating its judgment, and the sole risk drilling shall not be permitted.

     9.6.2 The Drilling Party shall indemnify and hold harmless the Non-Drilling Party against all actions, claims, demands and proceedings whatsoever brought by any third party (including without limitation any employee of the Non-Drilling Party) arising out of or in connection with such sole risk Drilling, and shall further indemnify the Non-Drilling Party against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by the Joint Account or the Non-Drilling Party itself as a result of the Drilling Party's acts or omissions in the course of carrying out sole risk Drilling; excepting only any such damage, costs, losses or expenses for which the Operator performing such sole risk Drilling is solely liable under this Agreement. The approval by a Non-Drilling Party of the conduct of sole risk Drilling (where such approval is required) shall not constitute a waiver of these provisions. Any sole risk Drilling shall be conducted by the Operator, unless agreed otherwise by the Parties.

     9.6.3 A Development Well may not be drilled as a sole risk well if the Operating Committee approves and pursues diligently a program for the further delineation or development of the reservoir within a period of six (6) months after the completion of a successful Exploratory Well or, if later, twelve (12) months after the granting of a Production License for which an application has been filed within six
           (6) months after the completion of such Exploratory Well.

     9.6.4 No proposal for a sole risk Well shall be made while any well is Drilling until either the objective has been reached or Drilling has been abandoned short of the objective.

     9.6.5 A Drilling Party shall be permitted to use Joint Property in connection with sole risk Drilling provided such use does not interfere with or delay Joint Operations. The Drilling Party shall pay a reasonable and equitable charge for such use.

9.7  After receipt of the cost estimate from the Operator mentioned in Article
     9.3 or 9.4, the Drilling Party, if it wishes to avail itself of the benefits of this Article 9, shall pay the Operator such Drilling Party's share of said costs and expenses in the manner set out in the Accounting Procedure,

9.8 After receipt by the Operator of such Drilling Party's initial advance payment called for under the Accounting Procedure, the Operator shall with due diligence commence operations for the desired Drilling, all at the sole cost, expense and risk of the Drilling Party; provided, however, that in the case of deepening, plugging back or sidetracking of a well originally drilled for the Joint Account, abandonment and demobilization costs shall be charged to the Parties in proportion to their respective Participating Interests except that any increase in such abandonment and demobilization costs due to such deepening, plugging back or sidetracking shall be borne exclusively by the Drilling Party.

9.9 If the Drilling Party carries out the drilling of a well in which Petroleum is found and produced, in accordance with the provisions of this Article 9, the Non-Drilling Party shall have no interest in the well or its ancillary facilities during the Recoupment Period. Petroleum produced from a sole risk well shall be owned and received in accordance with the provisions of this Article 9.

9.10 For purposes of this Article 9, the following terms shall have the following definitions:

     9.10.1 The "Recoupment Period" commences when the Drilling Party has earned a Recoupment Premium and ends when the Drilling Party has received and been credited with such Recoupment Premium in full.

     9.10.2 "Recoupment Premium" is a money amount, recoverable as specified herein, and is inclusive of costs recovery.

     9.10.3    For purpose of this Article 9:

          9.10.3.1  "Drilling Costs" means the costs and expenses of Drilling.

          9.10.3.2 "Location Costs" means the costs and expenses of excavating and constructing the drill site location or other facility from which a Well(s) is to be drilled or produced, and the costs and expenses of equipping said Well through and including the Petroleum delivery flange downstream of the separator(s) on the said location or other facility.

          9.10.3.3 "Additional Equipment Costs" means the costs and expenses of constructing and installing any additional equipment required for producing a well including the costs and expenses of providing storage, transportation and other facilities required to deliver Petroleum in a marketable state to the purchasers thereof.

          9.10.3.4 "Operating Costs" means the costs and expenses (excluding taxes and royalties as detailed in Articles 9.14.1 and 9.14.2) incurred and paid for the operation of a well and/or location and additional equipment.

9.11 The Recoupment Premiums of the Drilling Party shall be the following:

     9.11.1 One thousand percent (1000%) of the Drilling Costs of a sole risk Exploratory Well.

     9.11.2 Seven hundred percent (700%) of the Drilling Costs of a sole risk Development Well.

     9.11.3    Seven hundred percent (700%) of Location Costs.

     9.11.4    Seven hundred percent (700%) of Additional Equipment Costs.

     9.11.5    One hundred percent (100%) of Operating Costs.

9.12 Computation of costs and expenses incurred by the Drilling Party shall be made in accordance with the principles set out in the Accounting Procedure in relation to Joint Operations. The Non-Drilling Party at its expense shall have the right to inspect the books, records, invoices and other supporting data pertaining to sole risk Drilling in accordance with the Accounting Procedure.

9.13 For the duration of the Recoupment Period the following shall apply:

     9.13.1 The Drilling Party shall own a sole risk producing well(s) and other sole risk facilities and shall be entitled to receive and shall own all the Parties' share of Petroleum produced and saved from the said wells, or in the case of a Sole Risk operation in a producing reservoir, from the Parties' share of the incremental Petroleum produced and saved from the reservoir as a result of said wells; and

     9.13.2 If a sole risk Exploratory Well encounters Petroleum and is capable of production, then whether or not such well is actually placed on production, the Drilling Party shall be entitled to recover the applicable Recoupment Premiums from one hundred percent (100%) of the Parties' share of Petroleum produced and saved from all wells subsequently drilled in the same reservoir as the sole risk well; provided, however, that the Drilling Party of a sole risk Exploratory Well shall not be entitled to recover the applicable Recoupment Premiums from the production of a subsequently drilled well until such time as the value of the Parties' share of Petroleum produced and saved from such well has equalled one hundred percent (100%) of the Drilling Costs, Location Costs, Additional Equipment Costs and Operating Costs of such well or, if the subsequently drilled well is a sole risk well, until such time as the Recoupment Premiums for the subsequently drilled well have been fully recovered. Recoupment premiums for sole risk Exploratory Wells shall be recoverable from the production of other wells in the reverse of the order in which such sole risk wells were drilled.

     9.13.3 All Recoupment Premiums shall be recoverable in Petroleum valued as specified in Article 9.14 below except that:

          9.13.3.1 the Non-Drilling Party shall have the option at any time to pay in cash any outstanding balance of a Recoupment Premium, and

          9.13.3.2 before an additional well(s) may be drilled for the account of a Non-Drilling Party from a sole risk location or comparable facility erected for the drilling and/or producing of a sole risk well, the Non-Drilling Party shall first be required to pay in cash to the Drilling Party its share of the outstanding balance of the Recoupment Premium for all costs theretofore incurred by the Drilling Party.

9.14 Whenever a Recoupment Premium is recoverable in Petroleum the Operator shall credit a reimbursement account for the Petroleum produced and saved during the Recoupment Period at the value to be agreed between the Parties.

9.15 Sums credited to the Recoupment Premium shall be applied first to the recovery of Operating Costs under Article 9.11.5 above on a current basis; next towards the Recoupment Premium earned on account of Drilling Costs under Article 9.11.1 or 9.11.2; and lastly after all costs and expenses under Article 9.11.1 or 9.11.2 above have been satisfied, such sums shall be applied concurrently towards the Recoupment Premium earned on account of Location Costs and Additional Equipment costs under Articles 9.11.3 and
     9.11.4 above in the ratio of such respective costs provided however that nothing herein shall be construed as requiring a payment of rent or other consideration by the Drilling Party to the Non-Drilling Party.

9.16 In the event that there is any payment whatsoever whether by statute or otherwise, received by the Drilling Party in support of the sole risk Drilling, the amount of such payment shall be retained by the Drilling Party and applied to its Drilling Costs, such costs being calculated under
     Article 9.10.3 taking into account the support payment referred to in this Article. However any reimbursement received from the State in the event of State participation will not be taken into account in calculating the Drilling costs under Article 9.10.3.

9.17 Data and information (including daily drilling reports) obtained in respect of sole risk Drilling shall be made available in confidence to the Non-Drilling Party, but shall remain the property of the Drilling Party during the Recoupment Period. If during the Recoupment Period any of such information is sold by the Drilling Party, the Non-Drilling Party shall be advised of such sale and the amount received shall be paid to the Drilling Party with the Recoupment Premium being reduced by the amount of the payments received.

9.18 In the event less than all of the Parties have an interest in a particular portion of the Area, due to sole risk Drilling or other reasons, all production and service facilities used exclusively for producing, treating and handling production from that part of the Area, shall be paid for and owned solely by such Party or Parties; and, if any other facilities installed for the Joint Account are utilized (directly or indirectly) in connection with such producing, treating and handling, appropriate charges therefor shall be paid for by such Party or Parties.

9.19 Upon termination of the Recoupment Period the sole risk well, the drilling and/or production location or other facility and Additional Equipment, if any, shall be owned and operated and the Petroleum produced therefrom, or produced from a reservoir discovered by a sole risk well, shall be owned and received by all the Parties in accordance with their respective Participating Interest under the provisions of this Agreement.


ARTICLE 10 - DISPOSITION OF PRODUCTION

10.1 Each Party shall separately own, take in kind, and dispose of its Participating Interest share of that portion of Petroleum produced and saved from the Area which is available to the Parties under the terms of this Agreement. Any extra expenditure incurred as a result of a Party taking its share of Petroleum in kind other than those chargeable to the Joint Account shall be borne by such Party.

10.2 Immediately following a discovery resulting in Commercial Production and contemporaneously with the adoption of a program for the development of any discovered field or fields, the Parties shall unanimously agree upon a set of rules governing the scheduling and other necessary details for the offtake of the Parties which shall include provisions for balancing any imbalance in the Parties' respective offtake over reasonable periods of time. Such rules shall also include the principle that should a Party fail (within such reasonable periods of time) to make up its deficiencies, then such Party shall forfeit all right and title to the Petroleum which it failed to recover and shall have no right of recovery against the other Party(ies).

10.3 In the event that the Petroleum produced is largely or solely Natural Gas then, subject to Article 10.1 and to contractual obligations existing on the date of this Agreement, the Parties shall mutually cooperate to coordinate the efficient disposal of such Natural Gas. All measurements of such natural gas shall be calculated at normal conditions, that is at 1013,25 millibar of pressure and zero degrees centigrade (O degrees C) in a dry condition.

10.4 In the event the Parties are required by the appropriate government authority to sell a part of their Petroleum into the domestic market, such sale shall be made by each Party in proportion to its respective Participating Interest.


ARTICLE 11- WITHDRAWAL

11.1 Any Party hereto shall have the right to surrender all of its Participating Interest and withdraw from this Agreement and the License at any time upon giving the other Party(ies) not less than ninety (90) Days' notice of its intention to do so, and upon payment to the other Party(ies) of a sum (hereinafter referred to as "the Appropriate Sum") to be agreed prior to the time of withdrawal. Notwithstanding the foregoing, if the other Party(ies) also each elect within ninety (90) Days of such notice to withdraw, the original withdrawal notice shall be of no effect and the Joint Operations shall be jointly wound up

11.2 The Appropriate Sum shall be the estimated amount for which the withdrawing party is liable under Article 11.4. If the Appropriate Sum is not agreed between the Parties within six months of the date of the notice of withdrawal, the matter shall be referred to arbitration pursuant to Article
     13.2 hereof.

11.3 Upon the withdrawal of any Party the remaining Party(ies) shall receive all the right, title and interest of the withdrawing Party and the Appropriate Sum paid by such Party (share in the Appropriate Sum paid by such Party in the proportion of their respective Participating Interests, unless they otherwise agree).

11.4 The withdrawing Party shall to the extent of its Participating Interest be liable for and shall hold the other Party(ies) harmless against all claims, costs and obligations including obligations imposed under the applicable License(s), obligations arising under work programs approved by the Operating Committee prior to the notice of withdrawal and costs of abandonment and removal of facilities existing on the date of the notice of withdrawal, arising prior to the later of (i) the expiry of a period of ninety (90) Days following the date of its notice of withdrawal, and (ii) the legally effective date of said Party's withdrawal. By payment of the Appropriate Sum the withdrawing Party shall discharge its obligations under this Article 11.4 and subject thereto, the remaining Party(ies) shall indemnify and hold harmless the withdrawing Party from all claims, costs and obligations arising after such date. In no event shall a withdrawing Party be entitled to a refund of any portion of the Appropriate Sum.

11.5 Notwithstanding the foregoing no voluntary withdrawal shall be effective until the final assignments have been completed and all necessary Governmental approvals have been obtained.

11.6 All Parties shall execute all such documents and do all such things necessary to complete the assignment of all rights and obligations hereunder.

ARTICLE 12 - ASSIGNMENT

12.1 No Party shall have the right to assign its Participating Interest or part thereof except in accordance with the provisions of this Agreement or except as required by the License.

12.2 No assignment of a Participating Interest shall be made without the prior written consent of the other Party(ies). Such consent shall not be withheld if the assignment is made to a financially responsible party. A financially responsible party is a party which is not in bankruptcy, has not made an assignment for the benefit of creditors, has not had a receiver or manager appointed with respect to the whole or any part of its assets, and which, in the reasonable judgment of all the Parties, is of sufficient financial standing to meet its Participating Interest share of the obligations under this Agreement.

12.3 No Party may assign, except to an Affiliate or another Party, a percentage interest of less than five percent (5%) of the aggregate of all Participating Interests hereunder unless such Party's Participating Interest is less than five percent (5%) of such aggregate and the entirety of such Party's interest is assigned. However, the five percent (5%) limitation on assignments may be waived on an ad hoc basis if such waiver is concurred with by two or more Parties holding not less than seventy-five percent (75%) of the remaining Participating Interests.

12.4 In the event any Party wishes to assign all or any part of its Participating Interest in the Area it shall notify (each of) the other Party(ies) of its desire to do so, stating the price and all terms upon which it is offering to assign such Participating Interest or part thereof, and shall first offer the other Party(ies) the opportunity to acquire such interest (or a proportionate share thereof) and will give to it (each of them) thirty (30) Days within which to accept such offer. If a Party accepts such offer on the same terms and conditions (or equivalent money value), then the Participating Interests of the offering Party and accepting Party shall, on the assignment becoming effective, be adjusted accordingly (and when more than one Party accepts such offer the Participating Interest being offered shall be divided between the accepting Parties in proportion to their Participating Interests or as they may otherwise agree). If the interest offered is not accepted in full by the other Party(ies) within the thirty
     (30) Day period or if, having been accepted, an assignment has not been completed through no fault of the disposing Party within ninety (90) Days of the expiry of the said thirty (30) Days, then the disposing Party may, subject to the other provisions of this Article 12, assign such Participating Interest or part thereof, provided that such assignment shall be upon terms no more favorable to the assignee than the terms upon which the Participating Interest was offered to the other Party(ies) and such assignment shall have been completed within ninety (90) Days from the expiry of the said thirty (30) Days, or the first ninety (90) Days period, which ever is applicable, unless failure to complete the assignment within the second ninety (90) Days period is through no fault of the disposing Party. This Article 12.4 shall not apply (i) to the assignment of an interest by a Party to an Affiliate; provided, that the other Party(ies) shall be given at least thirty (30) Days prior notice of such assignment and provided further that if the Affiliate ceases to be an Affiliate of the transferor Party within twelve (12) Months from the effective date of such assignment, such interest shall be assigned back to such Party or (ii) to the assignment by a Party of the whole of its Participating Interest in the Area where such assignment is part of a larger transaction under which that Party wishes to assign to a single assignee all or substantially all of its Petroleum interests in Europe or (iii) to an indirect assignment by the transfer of the capital stock of a Party or the capital stock of an Affiliate of a Party provided that, in such events, the other Party(ies) shall be given at least thirty (30) Days prior notice of such proposed assignment.

12.5 No assignment of any interest shall be effective hereunder until the first Day of the Month following that in which the assignor or assignee shall (i) have furnished the Operator with an executed or photostatic copy thereof together with an executed or photostatic copy of all required Government approvals and with the proper post office address of assignee and assignee shall have properly ratified this Agreement and become a Party as hereinafter provided and (ii) have assigned its interests in all related agreements to the assignee.

12.6 Any assignment of any interest owned by a Party hereunder in all or part of the Area shall include the assignment of a corresponding interest in this Agreement and jointly owned equipment and facilities. Such assignment of any interest shall be made expressly subject to this Agreement, and the assignor and the assignee shall enter into, execute and deliver any documents necessary to give effect to this provision and the assignor undertakes to insure that the assignee, simultaneously with the assignment, shall assume and agree in writing to perform all obligations and liabilities hereunder attributable to the interest assigned including obligations accrued or incurred prior to the effective date of the assignment.

12.7 Nothing contained in this Article 12 shall prevent a Party from mortgaging, pledging, assigning or otherwise encumbering all or part of its interest in the License and in and under this Agreement for the purpose of security relating to finance, provided that such Party shall remain liable for all obligations relating to such interest.

ARTICLE 13 - LAWS AND ARBITRATION

13.1 In carrying out Joint Operations, the Operator will comply with the License and the laws and regulations of the Republic of Poland.

13.2 The laws of the Republic of Austria shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of law rules which would otherwise require the application of laws of any other jurisdiction.

13.3 Any dispute arising in connection with this Agreement shall be exclusively and finally settled by arbitration in Vienna, Austria, in accordance with the Rules of UNCITRAL, the United Nations Commission on International Trade Law.

13.4 The arbitration panel shall render its decisions in writing, and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding, and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof.


ARTICLE 14 - FORCE MAJEURE

14.1 Non-performance by a Party hereto of any obligation or condition hereunder, other than an obligation to pay money, shall be excused during the time and to the extent that such performance is prevented by force majeure. For the purposes of this Agreement, force majeure shall consist of events beyond the reasonable control of such Party including but not limited to strikes, lockouts, fire, flood, tornado, hurricane, lightning, explosion, concussion, radiation, act of God, terrorists or public enemy, war, blockade, governmental failure to act, or action or regulation, order or decree, uncontrollable delay in transportation, inability to obtain adequate facilities for the transportation of materials or equipment or any other cause whether similar or dissimilar to the causes herein specifically enumerated.

14.2 A Party hereto which is unable to perform any such obligation or condition hereunder on account of force majeure shall notify the other Party(ies) hereto in writing as soon as possible concerning the cause of such non-performance, and shall resume performance hereunder as soon as possible after such force majeure has been removed. The period of time during which performance of any such obligation is prevented by force majeure hereunder shall be added to the time provided in this Agreement for performance of such obligation and to the time required for the performance of any act dependent thereon.

14.3 The Party claiming force majeure shall substantiate the occurrence of such events, that the events were beyond the reasonable control of such Party, the delay caused thereby and the steps taken to mitigate the cause thereof.

ARTICLE 15 - RELATIONSHIP OF THE PARTIES AND TAX PROVISIONS

15.1 Except as otherwise provided herein, rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective; and nothing herein contained shall ever be construed as creating a partnership of any kind, an association of any kind, or corporation of any kind or a trust of any kind, or as imposing upon any or all of the Parties hereto any partnership duty, obligation or liability. Each Party shall be individually responsible only for its obligations as set out in this Agreement.

15.2 For United States income tax purposes, those Parties hereto subject to United States Tax Laws elect to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the U.S. Internal Revenue Code of 1986 as permitted and authorized by Section 761 and the Regulations promulgated thereunder. It shall be the responsibility of the Operator to file such statements and returns as may be required, to furnish copies thereof to the Parties who are subject to United States Tax Laws and to give full effect to the provisions of this Article 15.2.

15.3 Notwithstanding anything to the contrary contained in this Agreement, a signatory hereto that is a non-U.S. Party shall not be required to do or execute anything which might subject it or its income or property to any United States tax, and nothing contained in this Agreement shall constitute or be construed as constituting a submission by it to the taxation jurisdiction of the United States of America.


ARTICLE 16 - INSURANCE

16.1 The Operator shall obtain and maintain, or cause to be obtained and maintained, such insurance as is necessary to comply with the applicable regulations and laws of theRepublic of Poland, and all costs thereof shall be charged to the Joint Account.

16.2 The Operator shall obtain and maintain in the joint names of and for the benefit of the Parties, or cause to be obtained and maintained by its contractors, such additional insurance as shall be approved by the Operating Committee, and all costs thereof shall be charged to the Joint Account, provided that any Party may elect not to participate in such additional insurance upon written notice to the Operator prior to the purchase of such additional insurance, whereupon the costs and proceeds of such insurance shall be divided between the participating Parties only in the proportions of their respective participation therein. Any Party electing not to participate in such additional insurance shall submit such evidence of financial responsibility, or alternative insurance, as the Operating Committee shall determine acceptable. Any Party that desires separate insurance shall give the Operator prior notice of its intention and shall co-operate with the Operator to ensure co-ordination of approaches to the insurance market.

16.3 Any Party shall be free to obtain and maintain separate additional insurance over and above that referred to in Article 16.2 for its own account and benefit.

ARTICLE 17 - LITIGATION CLAIMS AND LOSSES

17.1 The Operator shall notify the other Party(ies) of any losses or claims in excess of two hundred fifty thousand US Dollars (US $250,000) incurred or arising from the Joint Operations.

17.2 The Operator shall have the authority to defend and/or settle, or cause the defense and/or settlement, on behalf of all the Parties, of any litigation, claims, liens, demands or judgments incurred in or resulting from the Joint Operations, with the right to employ counsel for that purpose and the entire cost thereof shall be charged to the Joint Account; provided, however, that Operator's authority under this Article 17 shall not include the defense and/or settlement of any such litigation, claim, lien, demand or judgment involving an amount of money in excess of two hundred fifty thousand US Dollars (US $250,000) without the approval of the Operating Committee.

17.3 Legal costs and expenses incurred in relation to disputes between Frontier, otherwise than in its capacity as Operator, and Non-Operator(s) or between Non-Operators, will not be charged to the Joint Account.


ARTICLE 18 - CONFIDENTIALITY

Any information and data (geological, geophysical, engineering, production or otherwise) developed in the course of conducting Petroleum operations hereunder shall, unless the Parties otherwise agree, be classified and treated as confidential between the Parties until such information or data otherwise becomes public information other than through breach by any of the Parties of the provisions of this Article. Subject to Article 3.8 such confidential data and information shall not be traded, sold, exchanged or disclosed to others except:

 (a) to an Affiliate for its use only, subject to the disclosing Party being responsible for such Affiliate maintaining the confidentiality of the data and information so disclosed, or

 (b) as required by law or by any stock exchange on which the shares of a Party or an Affiliate of a Party are listed, or

 (c) to a bona fide prospective purchaser or assignee, or

 (d) to outside professional consultants of a Party, provided that such Party shall promptly inform the other Party(ies) of the names of such professional consultants, or

 (e) to contractors by the Operator if disclosure is necessary in connection with the conduct of Joint Operations, or

 (f) to banks and their consultants where and to the extent such disclosure is necessary in connection with financing arrangements.

Disclosures pursuant to (c), (d), (e) and (f), above, shall be made only under written agreement of the party to whom disclosure is made not to disclose for the period specified above except as required by law. The foregoing obligations shall remain binding on a Party and its Affiliates after it ceases to be a Party hereto.


ARTICLE 19 - EFFECTIVE DATE AND TERMINATION

19.1 The effective date of this Agreement shall be April 16, 1996.

19.2 This Agreement shall be deemed to have been entered into as of the effective date. Subject to Article 18, this Agreement shall remain in full force and effect so long as the License is owned for the joint benefit of the Parties (or any two Parties), or their successors or assignees, and so long thereafter as is necessary for all outstanding matters to be resolved. It is agreed, however, that the termination of this Agreement shall not relieve any Party hereto from any liability which has accrued or attached prior to the date of such termination.


ARTICLE 20 - MISCELLANEOUS

20.1 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

20.2 The Article headings herein are for convenience only and are not to be employed in interpreting this Agreement.


ARTICLE 21- NOTICES

21.1 Notices and other communications required or permitted to be given hereunder shall be given in writing or by telegraph, cable, or telefax/facsimile, and shall be deemed effective at midnight on the Day during which such notice or communication is received. Notices and communications shall be addressed to the Party(ies) at its (their) address(es) hereinbefore set out, or at such other address as requested by a Party by written notice given to the other Party(ies) marked for the attention of the representative or alternate representative notified pursuant to Article 6.1. The following are the applicable facsimile numbers:

     Frontier Oil Exploration Company       RWE-DEA Aktiengesellschaft
     3006 Highland Drive Nr. 206            fur Mineraloel und Chemie
     Salt Lake City, UT 84106               Uberseering 40, 22297 Hamburg
     U.S.A.                                 Germany
     Fax:  001-801-486-5575                 Fax:      49-40-6375-3590

     Phone:  001-801-486-5555               Phone: 49-40-6375-2357


21.2 Each Party shall have the right to change its address for purposes of service by notifying the other Party(ies) thereof in writing at least five
     (5) Days before the effective date of such change.


IN WITNESS WHEREOF the Parties have executed this Agreement on the Day and Year first above written.


Frontier Poland Exploration                 RWE-DEA Aktiengesellschaft
and Producing Company Sp. z o.o.            fur Mineraloel und Chemie



By:  /s/                                    By:  /s/
   ---------------------------------           ---------------------------------

EXHIBIT A
- ---------
TO JOINT OPERATING AGREEMENT


                              ACCOUNTING PROCEDURE
                              --------------------

SECTION I - GENERAL
- -------------------

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall control.

The purpose of the Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement.

There shall be no duplication of items charged to the Joint  Account.

Operator shall neither gain nor lose by reason of the fact that it acts as Operator.

Each of the Parties is responsible for maintaining its own accounting and tax reports to comply with all legal requirements. Operator will provide each Party with such accounting data and information as may be necessary to enable such Party to comply with such legal requirements, and the cost thereof shall be for the Joint Account.

If a Non-Operator should be required by its national fiscal authorities to answer questions about the Joint Account, Operator shall use its best efforts to supply the Non-Operator upon request with the necessary information at the cost of the Non-Operator.

Operator shall inform Parties of the results of tax audits, as far as these results concern the Joint Account.

Words and expressions defined in the Agreement have the meanings therein ascribed to them.

Reference to any Section is to a Section of this Accounting Procedure.

Unless the context otherwise requires, reference to any paragraph is to a paragraph of the Section in which the reference is made.

SECTION II - BUDGET
- -------------------

1.   BUDGET PREPARATION

   1.1         Each Budget required under the Agreement shall include:

          a. An estimate of the total costs of the Joint Operations on an Accrual Basis in the relevant Year, subdivided into main classifications and subclassifications of cost. The estimate shall be made in US Dollars and shall be accompanied by an estimate of the percentage of the costs which is Polish Zloty dependant, as well as the exchange rate used. The estimates for each such classification and sub-classification of cost shall be phased for each of the Quarters of the relevant Year. If a part of the Joint Operations overlaps a Year, the Budget shall show the total cost and the division thereof over the respective Years. Reasonable detail and explanations shall be provided to enable assessment of the estimates by Non-Operators. Estimated significant amounts for services by Affiliates will be separately identified in the Budget.

          b. If so requested, Operator shall give any reasonable additional details on the Budget.

     1.2 Each Budget and Budget review or amendment shall be consistent with the work program and review or amendment of the work program.

     1.3       Each review of or amendment to a Budget as provided in Article
          5.1 of the Agreement shall include the approved Budget and fully revised estimates of all relevant main classifications and sub-classifications of the Budget.

     1.4 Upon Party(ies) request, for information purposes only, each Budget shall be accompanied by an estimate of the total costs of the Work mentioned in the provisional work program covering the Work for the next five Years following the Year for which the Budget is prepared, and a subdivision of such total costs into main classifications and sub-classifications of costs divided over the respective Years. The estimate shall be made in US Dollars and shall be accompanied by an estimate of the percentage of the costs which is Polish Zloty dependent, as well as the exchange rate used. All costs associated with the foregoing will be borne by the Party(ies) requesting such information.

2.   BUDGET APPROVAL AND AFE APPROVAL

    Budget approval provides Operator with general approval of the proposals but does not permit Operator to enter into any commitments or incur any capital expenditures for any items included in the said Budgets for which an AFE is required until such AFE is approved as provided for in the Agreement.

3.   AUTHORIZATION FOR EXPENDITURE

   3.1 Pursuant and subject to the Agreement Operator shall request approval of an AFE at a time when the main details of the estimated capital expenditures can be ascertained, but in time to give the Parties at least twenty eight (28) days to consider the matter. In unforeseen urgent operational circumstances in connection with the Joint Operations Operator may give the Parties less than 28 days notice to consider the matter provided that at least 48 hours notice shall be given.

   3.2 An AFE will be prepared in such detail as to enable Parties to make a sound judgement of the different components.

   3.3 Approval of an AFE by the Parties constitutes authority for Operator to enter into any commitment or incur expenditure in accordance with and within the limits of the approved AFE.


SECTION III - PROCEDURES
- ------------------------

1.   ACCOUNTS, CASH CALLS AND ADVANCES

   1.1 The Joint Account shall be maintained in US Dollars. Expenditures and Receipts in currencies other than US Dollars shall be translated into US Dollars as provided in Section III 2.1 below.

   1.2 It is the Parties' intention that none of them shall experience an exchange gain or loss at the expense or benefit of the other Parties. Any such currency exchange gains or losses shall be credited or charged to the Joint Account.

   1.3 If Operator so requests, Non-Operator(s) shall advance to Operator their share of estimated cash requirements for the succeeding month's operations. Operator shall telefax/facsimile or mail the Cash Call to Non-Operator(s) at least twenty (20) days prior to the due date on which Non-Operator(s) are to make such advances. An estimate of the funds required for each of the three subsequent Months will also be included in the Cash Call. The due date for such advances shall be set by the Operator, but shall not be sooner than the 15th day of the Month for which the advances are required. The request shall set out the funds in US Dollars estimated by the Operator to be required. The Non-Operator(s) shall, on or before the due date, make the corresponding advances as requested.

          Should the Operator be required to pay any large sums of money on behalf of the Joint Operations, which were unforeseen at the time of providing the Non-Operator(s) with said monthly estimates of its requirements, the Operator may make a written request of the Non-Operator(s) for special advances covering the Non-Operator's share of such payments. Non-Operator(s) shall make their proportional special advances within fifteen (15) days after receipt of such notice.

          If Non-Operators' advances exceed their share of actual expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. However, Non-Operator(s) may request that excess advances be refunded. The Operator shall make such refund promptly in conjunction with the release of the Operator's monthly billing.

          If Non-Operators' advances are less than their share of actual expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator(s) within fifteen (15) days following the receipt of Operator's billing to Non-Operator(s) for such deficiency.

          If operator does not request Non-Operator(s) to advance their share of estimated cash requirements, Non-Operators) shall pay their share of actual expenditures within fifteen (15) days following receipt of Operator's billing.

          Payments of advances or billings shall be made on or before the due date, and if not so paid, the unpaid balance shall bear interest each month after the due date at an annual rate of LIBOR plus five (5) percentage points per annum.

2.   BILLING STATEMENTS AND SCHEDULES

   2.1 Operator shall send a Billing Statement to the Non-Operator(s) on or before the twenty fifth (25) day of each month for their proportionate share of expenditures for the preceding month. Such Billing Statement shall be accompanied by a Billing Schedule detailing all charges and credits to the Joint Account, summarized by appropriate classifications indicative of the nature thereof. All costs will be borne on the appropriate interest basis.

          Operator shall, upon request by Non-Operator(s), furnish a description to its accounting classifications.

          Amounts included in the Billing Statements and Billing Schedules shall be expressed in US Dollars. In the conversion of currencies, or any other current transactions affecting the Joint Operations, it is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties. To accomplish this end, the Operator will provide monthly currency translation in accordance with its normal procedures except that if the Operator's conversion rate for cash transactions for any given month shall vary from the average exchange rate (on the basis of Frankfurt Foreign Exchange Fixing published on Reuters page FXGF) for the banking days of that month by more than two percent (2%), the rate shall be adjusted to that average. Operator shall furnish Non-Operator(s) sufficient currency exchange data to enable Non-Operator(s) to translate the Billing Statements and Billing Schedules to the currency of their corporate accounts. Payments of any such Billing Statements shall not prejudice the right of any Non-Operator(s) to protest or question

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

          the correctness thereof; however, all Billing Statements and Billing Schedules rendered to Non-Operator(s) by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four month period a Non-Operator(s) takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Joint Property nor any claims involving a third party or adjustments required as a result of any statutory provisions.

   2.2 The Cash Basis rather than the Accrual Basis shall be used in Billing Statements. For the Parties' internal accounting purposes Operator shall maintain the Billing Schedule on an Accrual Basis, whereby Operator shall show separately the Accruals each Month.

   2.3 Upon Party(ies) request Operator shall within twenty-five days following the end of each Quarter provide the Parties with a list of claims and litigation outstanding as at the end of that Quarter. All costs associated with the foregoing will be borne by the Party(ies) requesting such information.

3.   AUDITS

   3.1 Each Party shall, upon at least thirty (30) days advance written notice to Operator, have the right to audit the Joint Account including the Billing Statement and Schedule for any Year and including the accounts and records of Operator pertaining to charges made to the Joint Account. Such audit shall take place within twenty-four (24) Months after the end of the relevant Year provided, however, that Parties must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) Month period. Once Operator has received written exceptions for a particular year, the rights of the Party to audit that year will expire. As far as possible such audits will be performed by a joint audit group in a manner which will result in a minimum of inconvenience to the Operator. The costs incurred with respect to the audit under this Section III.3.1. are for the account of the Parties concerned.

   3.2 Operator will use its best efforts to respond to written exceptions within six months from receipt of said exceptions. All parties will endeavor to settle audit exceptions within nine months of operator's receipt of said exception. Settlements so agreed will be recorded to the Joint Account as soon as possible.


SECTION IV - CHARGEABLE COSTS AND EXPENDITURES
- ----------------------------------------------

Operator shall charge the Joint Account for all costs necessary to conduct Joint Operations in accordance with the Agreement. Such costs shall include, but are not necessarily limited to:

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

1.   CONCESSION, LICENSE OR PERMIT PAYMENTS

   Expenditures necessary to acquire and to maintain rights to the Area.

2.   LABOR AND RELATED COSTS

   Salaries and wages of employees of Operator and its Affiliated companies, who are directly engaged in the conduct of Joint Operations, whether temporarily or permanently assigned, as well as cost of employee benefits, customary allowances and personal expenses incurred under the Operator's usual practice, and amounts imposed by governmental authorities, which are applicable to such employees. If employees serve other operations or the Operators' corporate interest, charges shall be allocated on an equitable basis.

3.   MATERIAL

   Material purchased or furnished by Operator for use in Joint Operations priced in accordance with Section VI.

4.   TRANSPORTATION AND EMPLOYEE RELOCATION COSTS

   4.1 Transportation of material and other related costs such as expediting, crating, dock charges, inland and ocean freight and unloading at destination.

   4.2 Transportation of employee as required in the conduct of the Joint Operations.

   4.3 Relocation costs to the Area vicinity of employees permanently or temporarily assigned to the Joint Operations. Relocation costs from the Area vicinity, except when employee is reassigned to another location classified as a foreign location by Operator or the assignment in Poland has been of a permanent nature but has lasted two years or less. Such costs shall include transportation of employees' families and their personal and household effects and all other relocation costs in accordance with Operator's usual practice.

5.   DIRECT SERVICES - THIRD PARTIES AND AFFILIATED COMPANIES

   5.1 Contract services, professional consultants, and other services procured from outside sources other than services covered by paragraph 8 of this Section IV.

   5.2 Actual total cost of technical services performed outside Poland by the Affiliated companies of Operator for the benefit of the Joint Operations, provided such costs shall not exceed those currently prevailing for services of comparable quality and timeliness if performed by outside technical service companies. Reasonable detail and explanations shall be documented to enable assessment of such costs by Non-Operators through the audit procedure. Technical services shall include, but are not limited to, the following: geophysical and geological interpretation, engineering, scientific services, laboratory analysis, drafting and all computer services. Computer services include but are not limited to related facilities charges and associated costs such as information services support covering computer programmers, systems analysts, operators. The Parties do not intend that costs associated with the development and implementation of systems for exclusive use by Operator's Affiliates outside Poland for non-technical services are chargeable to the Joint Account. Costs of technical services as referred to here will include the overheads associated with employee time-writing as a part of Operator's normal billing procedures.

   5.3 Use of equipment and facilities furnished by Operator at rates commensurate with the cost of ownership and operations. Such rates shall not exceed those currently prevailing in the general vicinity of the Area for comparable equipment and facilities.

   5.4 Any other expenditures not covered or dealt with in the foregoing provisions which are incurred by the Operators' Affiliated companies for the necessary and proper conduct of the Joint Operations.

6.   DAMAGES AND LOSSES TO JOINT PROPERTY

   All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operator(s) written notice of damages or losses in excess of US $100,000 each, as soon as practicable and shall also furnish to any of the Parties in respect of any damage or loss such information and documentation as may be reasonably requested. Operator will inform non-Operator(s) when claims exceed US $250,000 in total.

7.   INSURANCE

   7.1 Premiums for insurance required by the Parties except that Parties not participating in such insurance shall not share in the costs.

   7.2 Credits for settlements received from the insurance carrier and others; however, if some Parties do not participate in the insurance they shall not share in any such settlements.

   7.3 Actual expenditures incurred in the settlement of all losses, claims, damages, judgements, and other expense for the benefit of the Joint Operations.

8.   LEGAL EXPENSE - LITIGATION. CLAIMS AND LOSSES

   Subject to Article 17 of the Agreement, all costs or expense of handling, investigating and settling litigation or claims arising by reason of the Joint Operations or necessary to protect or recover the Joint Property; including, but not limited to, attorney fees, court costs, costs of investigation or procuring evidence and amounts paid in the settlement or satisfaction of any such litigation or claims. Legal services performed by local attorneys on a retainer basis shall not be charged to the Joint Account unless authorized by the Parties.

9.   DUTIES AND TAXES

   All taxes and other governmental levies of every kind and nature (other than those on profits or income of the Parties which shall be borne by each Party individually) assessed or levied upon or in connection with the facilities, the operation thereof, or the production therefrom, which have been paid by Operator for the benefit or on behalf of the Parties and which are not recoverable by Operator.

10.  OFFICES, WAREHOUSES. AND MISCELLANEOUS FACILITIES

   Net costs of maintaining and operating a principal office, sub offices, camps, warehouses, and other facilities directly serving the Joint Operations shall be charged to the Joint Account. If such facilities serve operations in addition to the Joint Operations, the net costs shall be allocated to the properties served on an equitable basis.

11.  COMMUNICATIONS

   Cost of purchasing, leasing, installing, operating, repairing, and maintaining communications systems used in the Joint Operations. In the event communications facilities/systems serving the Joint Account are owned by the Operator, charges to the Joint Account shall be made as provided in Section
   IV. 5.3.

12.  INDIRECT SERVICES - AFFILIATED COMPANIES

   Personnel of Affiliated companies of the Operator perform services of a nontechnical nature for the benefit of the Joint Operations. These services and related office costs shall be charged to the Joint Operations monthly.

   Such non-technical services include, but are not limited to, the following areas: administrative, legal, accounting, purchasing, treasury, tax, employee relations and the collection and analysis of economic data. There shall be several allowable methods for charges from Affiliated companies: specific employee time-writing, in which case overheads associated with this time are also indirect, time studies of services estimated to be rendered to Operator's Joint Operations, or allocations of undetailed cost pools based upon actual time writing hours or some other equitable means. Any time studies shall be conducted at least annually and the charge established for the ensuing period.

   If charges for indirect services from Affiliated companies serve other operations conducted by Operator in addition to the Joint Operations, the charges shall be allocated to all joint operations on an equitable basis.

   Such charges shall not exceed two percent (2%) of the total expenditures charged to the Joint Account annually. In arriving at total expenditures for determining such limitations, expenditures for license rentals, royalties, land and concession acquisition costs as well as items included in IV 9 above shall be excluded.

13.  ECOLOGICAL AND ENVIRONMENTAL

   Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control and cleanup and resulting responsibilities of oil spilled as required by applicable laws and regulations.

14.  OTHER EXPENDITURES

   Any other expenditures not covered or dealt with in the foregoing provisions which are incurred by the Operator and its Affiliated companies for the necessary and proper conduct of the Joint Operations.

SECTION V - RECEIPTS
- --------------------

Operator shall promptly credit to the Joint Account all sums received in connection with the Joint Operations as a result of:

1.   disposal of Material or other Joint Property subject to the provisions of
     Section VI.2;

2. reimbursement by third parties of any sums expended by Operator on behalf of the Parties;

3. insurance claims made by Operator in respect of insurance carried for the benefit of the Parties;

4.   claims made by Operator on behalf of the Parties;

5.   grants applicable to the Joint Operations;

6. sales or any benefit obtained in connection with the Joint Operations such as (but not limited to) compensation for services rendered or information made available;

7. any other event giving rise to a receipt by Operator on behalf of the Parties.


SECTION VI - MATERIALS
- ----------------------

1.   ACQUISITIONS

   1.1         Material purchased shall be charged at net cost paid by Operator.
          Net cost shall include, but shall not be limited to such items as transportation, duties, license fees and applicable nonrecoverable taxes and shall take into account any discounts received.

   1.2 New material (condition "1") transferred from Operator's stock or other properties shall be priced at new purchase net cost determined in accordance with A. above. Good used Material (condition "2") being used material in sound and serviceable condition, suitable for reuse without reconditioning, shall be priced at fifty percent (50%) of such new purchase net cost. Used material which cannot be classified as Condition "2" shall be priced at a value commensurate with its use.

   1.3    Used Material

          c. Material which is not in sound and serviceable condition but is suitable for re-use after reconditioning, shall be priced fifty percent (50%) of the price determined in accordance with the above Sub-paragraph (1.1).

          d. Material which is not serviceable for original function but is suitable for alternative uses, shall be priced twenty-five percent (25%) of the price determined in in accordance with the above Sub-paragraph (1.1).

          e. Junk or obsolete material which cannot be classified as above shall be priced at the operator's realizable price.

   1.4 The accumulation of surplus stocks shall be avoided insofar as possible.

2.   DISPOSALS

   2.1 Operator shall be under no obligation to purchase the interest of Non-Operator(s) in new or used surplus material.

   2.2 Operator shall have the right, after notifying Non-Operators, to dispose of surplus materials but shall secure prior agreement of Non-Operator(s) of all proposed dispositions of materials with a book value in the aggregate of US $100,000 or more.

          If the material to be disposed is purchased by or on behalf of the Operator at less than the book value and the original purchase price was US $10,000 or more in the aggregate the prior agreement of the Non-Operators is required.

   2.3 Proceeds from all sales shall be credited to the Joint Account at the net amount actually collected.

   2.4 Upon termination of operations, Operator shall make reasonable efforts to dispose of jointly-owned materials for the benefit of the Parties giving consideration to the desire of one or more Parties to take in kind. Costs incurred in such disposals shall be charged to the Joint Account.

3.   PREMIUM PRICES

   Whenever Material is not readily obtainable at the customary supply points at current market prices because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator's actual cost incurred in procuring such material, in making it suitable for use, and in moving it to the Joint Operations, provided that the Parties are advised by telefax/facsimile of the proposed charge prior to the procurement of such Material. Each Party shall have the right by so electing and notifying Operator within forty-eight (48) hours after receiving the faxed notice from Operator, to advise that they will furnish in kind all or part of their share of such Material suitable for use and acceptable to Operator.

4.   INVENTORIES

   4.1 Periodic inventories, at least every three years but not more than once every year, shall be taken by Operator of all Controllable Material. Operator shall give ninety (90) days written notice of intention to take such inventories to allow Non-Operator(s) to be represented when an inventory is taken. Failure of any Non-Operator to be represented shall bind such Non-Operator to accept the inventory taken by Operator.

   4.2 Reconciliation of inventory with the Joint Account shall be made and a list of overages and shortages shall be furnished to the Non-Operator(s). Inventory adjustments, if required by the Parties, shall be made to the Joint Account.

   4.3 Whenever there is a sale or change of interest in the Joint Property special inventory shall be taken by the Operator, provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. It shall be the duty of Operator to notify all other Parties as quickly as possible of such inventory before the transfer of interest takes place. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

5.   WARRANTY OF MATERIAL

   Operator does not warrant, either expressly or by implication, Material charged to the Joint Account, but shall apply to the benefit of the Joint Account the manufacturer's or supplier's guarantee. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturer or supplier.


SECTION VII - REPORTING
- -----------------------

Twice a year, in May as well as September, Operator shall submit a financial report of actual expenditures prepared in the detail corresponding with the Budget. This financial report shall also give a new estimate for the remainder of the Budget, and if the expenditures overlap a Year, also the total costs and the phasing thereof over the respective Years.

In case of deviation between the new estimates and the Budget or the latest estimate, the report shall give an explanation of the major differences.

SECTION VIII - REVISION
- -----------------------

The Parties agree that if any of the provisions contained herein prove unfair or inequitable to Operator or Non-Operator(s) or any other Party, the Parties will in good faith endeavor to unanimously agree on changes in those provisions deemed necessary to correct any unfairness or inequity.